Exhibit 99.1

PRESS RELEASE

Contacts:
Pete Garcia
Sr. VP and Chief Financial Officer
408-215-4574
pgarcia@nuvelo.com

Nicole Estrin
Manager of Corporate Communications & IR
408-215-4572
nestrin@nuvelo.com

NUVELO ANNOUNCES THIRD QUARTER 2003 FINANCIAL RESULTS AND ACCOMPLISHMENTS

SUNNYVALE, Calif., October 30, 2003 /PRNewswire/ — Nuvelo, Inc. (Nasdaq: NUVO) today announced results for the third quarter ended September 30, 2003.

For the three months ended September 30, 2003, Nuvelo reported a net loss of $10.9 million or $0.17 per share compared to a net loss of $1.4 million or $0.06 per share for the same period in 2002. The net loss increase of $9.5 million was primarily attributed to reduced revenue related to the completion of the company’s agricultural gene discovery collaboration with BASF Plant Science LLC in January 2003. Revenues for the third quarter of 2003 were approximately $0.3 million, compared to revenues of $11.0 million for the same period in 2002. Total operating expenses were reduced to $10.9 million for the three months ended September 30, 2003 compared to $12.1 million for the same period in 2002. Nuvelo experienced significant reductions in expenses related to completion of the BASF agreement, eliminating non-core programs and its continued focus on developing biotherapeutics. These expense reductions were partially offset by additional clinical trial and alfimeprase manufacturing costs as Nuvelo continues to move toward completion of its Phase 2 trials.

For the nine months ended September 30, 2003, Nuvelo reported a net loss of $40.8 million or $0.69 per share, compared to a net loss of $28.5 million or $1.34 per share for the same period in 2002. Revenues for the nine month period ended September 30, 2003 were $1.9 million compared to revenues of $22.9 million for the same period in 2002. The loss per share for the three and nine months ended September 30, 2003 was impacted and reduced from the same period in 2002 as a result of additional shares issued through the acquisition of VARIAGENICS, Inc., which was completed on January 31, 2003.

675 Almanor Avenue, Sunnyvale, CA 94085 tel: 408/215-4000 fax: 408/524-4001 www. nuvelo.com

As of September 30, 2003, Nuvelo had approximately $20.4 million in cash, cash equivalents, short-term investments and restricted cash compared to approximately $3.3 million at December 31, 2002. In addition, Nuvelo closed a financing on October 7, 2003, which resulted in proceeds of approximately $26.2 million, after deduction of fees and other expenses related to the transaction.

“In the third quarter, we have continued to make substantial progress in executing our strategy to monetize our non-core assets, advance our gene portfolio into potential product candidates and move forward with our Phase 2 alfimeprase trials,” said Ted W. Love, MD, president and chief executive officer of Nuvelo. “We are focused on further advancement in all of these areas. We are in several discussions surrounding our non-core assets, in the first quarter of next year we expect to complete analysis of the 50 secreted protein genes currently partnered with Kirin and we are beginning preparations for our Phase 3 trials with alfimeprase, expected to begin in the first half of 2004.”

Additional Highlights

— Appointed Mark Perry, executive vice president of operations for Gilead Sciences, Inc., to our board of directors, replacing Jean-Francois Formela, MD

—Reported successful completion of an interim analysis of our Phase 2 clinical trial with alfimeprase for the potential treatment of patients with peripheral arterial occlusion

—Signed an agreement with SEQUENOM assigning them the entire chemical cleavage patent estate acquired through our merger with VARIAGENICS, as well as an exclusive worldwide license to nine additional restriction enzyme patents

Forward Outlook

—Oral presentation of our Phase 1 alfimeprase data by Jacob Cynamon, MD of the Montefiore Medical Center at the AIM Symposium, November 18, 2003 in New York, titled “Alfimeprase: A Novel New Thrombolytic Agent That May Reduce Complications And Improve Efficacy”

—Full publication of results from our Phase 1 alfimeprase trial in a medical journal

—Completion of our two Phase 2 “proof of concept” trials with alfimeprase

—Continued monetization of our non-core assets

—Completion of analysis on the 50 secreted protein genes we have in collaboration with the pharmaceutical division of Kirin Brewery Co., Ltd.

— Identification of additional clinical candidates from Nuvelo’s research programs

About Nuvelo

675 Almanor Avenue, Sunnyvale, CA 94085 tel: 408/215-4000 fax: 408/524-4001 www. nuvelo.com

Nuvelo, Inc., formed by the merger of Hyseq Pharmaceuticals, Inc. and VARIAGENICS, Inc., is engaged in the discovery, development and commercialization of life improving therapeutics for the treatment of human disease. Nuvelo’s lead product candidate, alfimeprase, is partnered with Amgen and is currently in two Phase 2 trials in two indications, peripheral arterial occlusion and catheter occlusion. Additional programs include drug discovery focused on antibody targets and secreted proteins.

Information about Nuvelo is available at our new Web site at www.nuvelo.com or by phoning 408-215-4000.

Statements contained in this press release which are not historical in nature, are intended to be, and are hereby identified as “forward-looking statements” for purposes of the safe harbor provided by the Private Securities Litigation Reform Act of 1995. Forward-looking statements may be identified by words such as “believe,” “expect,” “anticipate,” “should,” “may,” “estimate,” “goals,” and “potential,” among others. Such statements are based on our management’s current expectations and involve risks and uncertainties. Actual results and performance could differ materially from those projected in the forward-looking statements as a result of many factors, including, without limitation, the risk that we may not successfully integrate the VARIAGENICS business following our recent merger, uncertainties relating to drug discovery, clinical development processes and the development and commercialization of our molecular diagnostics technology; changes in relationships with strategic partners and dependence upon strategic partners for the performance of critical activities under collaborative agreements; the impact of competitive products and technological changes; uncertainties relating to patent protection and regulatory approval; and uncertainties relating to our ability to obtain substantial additional funds required for progress in drug discovery and development. These and other factors are identified and described in more detail in Nuvelo, Hyseq and VARIAGENICS filings with the SEC, including without limitation Nuvelo’s annual report on Form 10-K and the related Form 10-K/A for the year ended December 31, 2002 and Nuvelo’s quarterly report on Form 10-Q for the quarter ended June 30, 2003. We disclaim any intent or obligation to update these forward-looking statements.

675 Almanor Avenue, Sunnyvale, CA 94085 tel: 408/215-4000 fax: 408/524-4001 www. nuvelo.com

NUVELO, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except per share amounts)
(unaudited)

	Three months ended		Nine months ended

	September 30, 2003	September 30, 2002	September 30, 2003	September 30, 2002

Contract Revenue:	262	11,022	1,940	22,915
Operating expense:
Research and development	8,348	9,131	26,421	40,885
General and administrative	2,861	2,879	14,384	9,102
Restructuring	—	—	—	610
(Gain) Loss on sale of assets	(350)	47	1,212	34

Total operating expenses	10,859	12,057	42,017	50,631

Loss from operations	(10,597)	(1,035)	(40,077)	(27,716)

Realized gain on investment	—	—	40	—
Interest expense, net	(310)	(409)	(760)	(864)

Loss before minority interest	(10,907)	(1,444)	(40,797)	(28,580)

Loss attributable to minority interest	—	—	—	112

Net loss	(10,907)	(1,444)	(40,797)	(28,468)

Basic and diluted net loss per share	(0.17)	(0.06)	(0.69)	(1.34)

Weighted average shares used in computing basic and diluted net loss per share	63,961	22,767	58,968	21,197

CONDENSED CONSOLIDATED BALANCE SHEET
AND OTHER DATA
(in thousands)

	September 30,	December 31,
	2003	2002*

	(unaudited)
Cash, cash equivalents and short term investments	$18,368	$2,225
Restricted cash	2,010	1,106
Total assets	43,828	27,072
Deferred revenue	—	525
Noncurrent portion of capital leases	1,504	1,026
Notes payable — long term	6,600	4,000
Accumulated deficit	(194,169)	(153,372)
Total stockholders’ equity (deficit)	$4,885	$(4,564)

* The condensed consolidated balance sheet data at December 31, 2002 has been derived from the audited financial statements as of that date.

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675 Almanor Avenue, Sunnyvale, CA 94085 tel: 408/215-4000 fax: 408/524-4001 www. nuvelo.com